Exhibit 4.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 01/18/2006
FILED 11:51 AM 01/18/2006
SRV 060046309 — 3961741 FILE
RESTATED
CERTIFICATE OF TRUST
OF
USB CAPITAL XI
     THIS RESTATED CERTIFICATE OF TRUST of USB CAPITAL XI (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to amend and restate under the Delaware Statutory Trust Act (12 Del. C (Section) 3801 et seq.) the Certificate of Trust of the Trust which was originally filed on April 27, 2005.
     The Certificate of Trust is hereby amended and restated in its entirety to read as follows:
     1. NAME. The name of the statutory trust is USB Capital XI.
     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890.
     3. EFFECTIVE DATE. This Restated Certificate of Trust shall be effective upon filing.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Restated Certificate of Trust as of the date first above written.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Kristin L. Moore
Name: Kristin L. Moore
Title: Financial Services Officer

/s/ David M. Moffett

David M. Moffett, not in his individual capacity but solely
as Administrative Trustee

/s/ Daryl N. Bible

Daryl N. Bible, not in his individual capacity but solely
as Administrative Trustee

/s/ Lee R. Mitau

Lee R. Mitau, not in his individual capacity but solely
as Administrative Trustee